SEVERANCE, RELEASE OF ALL CLAIMS, AND NONCOMPETITION AGREEMENT

1.This Severance, Release of All Claims and Noncompetition Agreement ("Agreement") is entered into by and between Ann P. Kelly, hereinafter referred to, together with her heirs, executors, administrators, successors, assigns and personal representatives, as "Employee", and American Electric Power Service Corporation, hereinafter referred to, together with all its past, present and future affiliated, parent and/or subsidiary organizations and divisions, and all past, present and future officers, directors, members, employees and agents of each, in both their individual and representative capacities, as the "Company."

2.Severance Allowance. Provided the Employee timely executes, returns, and does not revoke this Agreement and continues to provide services to the company up to and including the Termination Date, the Company shall provide the following consideration:

(a)Employee (or Employee’s estate) a salary and bonus severance in the amount of $1,260,000 (the “Severance Amount”). The Company shall pay the Severance Amount to Employee according to the following payment schedule:

(i)As of the first regular payroll date of the Company that coincides with or immediately follows the date that is six months after Friday, September 29, 2023 (the “Termination Date”), a payment equal to 50% of the Severance Amount; and

(ii)The balance of such Severance Amount shall be paid in 13 equal bi-weekly installments as of such number of subsequent regular payroll dates of the Company.

Payment under this Section 2 shall be made by direct deposit. Each payment shall be subject to such deductions as required by law.

(b)Partial vesting shall apply to Employee’s outstanding Performance Share Awards and RSU Awards, as further described in the Summary of Benefits from Andrew R. Carlin to Employee, a copy of which is attached hereto as Exhibit A (the “Summary of Benefits”).

3.Consideration. Employee acknowledges that the benefits described in this Agreement are benefits to which she would not be entitled but for this Agreement.

4.Release and Waiver of Claims. In exchange for the foregoing benefits, subject to Section 11 of this Agreement (Protected Activity), Employee, on behalf of Employee and her heirs, executors, administrators, successors, assigns and personal representatives, hereby releases and forever discharges the Company and the Company’s long-term disability plans (including any trustees, custodians and administrators engaged in connection with the administration of claims or assets maintained in connection with any such plans) of and from any and all legal, equitable, and administrative claims and demands of every name, type, act and nature, arising out of or existing by reason of any known or unknown act or inaction whatsoever and occurring directly or indirectly as a result of or prior to execution of this Agreement. This release includes, but is not limited to, any claims, charges, complaints, grievances, causes of action (known or unknown), demands, injuries (whether personal, emotional or other), unfair labor practices, or suits arising, directly or indirectly, out of Employee's employment with and/or separation of

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employment from the Company, and includes, but is not limited to claims, charges, complaints, actions, grievances, demands or suits which may be, have, or might have been asserted, whether in contract or in tort, and whether under common law or under federal, state or local statute, regulation or ordinance. Claims, actions and demands released herein include but are not limited to those based on allegations of wrongful discharge, retaliation, personal injury and/or breach of contract; those arising under federal, state or local employment discrimination, fair employment practices, and/or wage and hour laws; and for West Virginia employees, those arising under the West Virginia Human Rights Act; those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”) and Executive Order 11246, (all as amended); those arising under the Uniformed Services Employment and Re-employment Rights Act of 1994 (“USERRA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Labor Management Relations Act (“LMRA”), the National Labor Relations Act (“NLRA”), and the Family and Medical Leave Act (“FMLA”); and those arising under applicable securities laws. Also released are any claims and demands related to entitlement to long-term disability benefits under any Company long-term disability plan. Excluded from this release and waiver of claims are any pending or as yet unaccrued worker’s compensation/occupational disease claims, vested pension and savings plan (401k) benefits, participation in health and welfare benefits (medical, dental and vision) under the terms of such plans, vested balances and payments under non-qualified deferred compensation plans, and claims which cannot be waived by law. Also excluded from this release and waiver of claims are the relocation expenses associated with Employee’s 2023 move to Ohio, which the Company has agreed to pay to Employee irrespective of whether Employee executes this Agreement. These expenses include home sale reimbursement, home sale bonus, new home purchase closing cost reimbursement, up to 60 days of duplicate house expense reimbursement, and meals and mileage for her final move trip. To be reimbursed, Employee must submit a request with proper documentation in accordance with the Company’s relocation program and do so within 90 calendar days of the effective date of this Agreement or of the event triggering the reimbursement expense, whichever is later.

5.Agreement Not to Compete. Without American Electric Power Service Corporation’s prior written consent, Employee agrees not to, during the 12-month period following the Employee’s Termination Date (the “Restricted Period”), for any reason, directly or indirectly either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become engaged or involved, in a manner that relates to or is similar in nature to the specific duties performed by the Employee at any time during her employment with any the Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the- counter market) that directly competes with the Company in

(a)the business of the harnessing, production, transmission, distribution, marketing or sale of electricity; or the development or operation of transmission facilities or power generation facilities; or

(b)any other business in which the Company is engaged at the termination of the Employee's employment with the Company.

The provisions of this Section 5 shall be limited in scope and be effective only within one or more of the following geographical areas: (A) any state in the United States where the Company has at least U.S. $25 million in capital deployed as of the Employee’s Termination Date; or (B) any state or country with respect to which the Company conducted a business, which, or

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oversight of which, constituted any part of the Employee’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. Nothing in this Section 5 shall be construed to prohibit the Employee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Employee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

6.Cessation of Employment and (where applicable) LTD Benefits. If Employee has any claim of any benefit entitlement attributable to a disability of Employee, Employee further acknowledges and understands that, as a consequence of accepting the benefits referenced in this Agreement, and signing this Agreement, Employee’s employment with the Company is terminated, the payment (if applicable) of any long-term disability benefits will cease, any claim of entitlement to long-term disability benefits is released, and that any existing reduction of employee contributions toward the cost of medical, dental, life and any other coverages will also cease, subject to Employee’s rights to continuation of coverages pursuant to applicable law. In any event, Employee acknowledges that Employee shall no longer be entitled to any continued employment with the Company.

7.Resignation of Director, Officer and Manager Positions. To the extent Employee has retained any director, officer and/or manager positions with the Company subsequent to Employee’s termination of employment, and to the extent Employee has not already done so, Employee, by executing this Agreement on the date set forth below, hereby resigns, effective immediately, from any and all director, officer and manager positions with the Company.

8.Neutral Reference. Employee should direct any request by a prospective employer to the AEPSC Employee Service Center (hr@aep.com or 1-888-237-2363 ext. 5), which is the contact for employment verifications. Such requests will be answered by providing job title, total time employed, and start and/or termination date.

9.Acknowledgement of Covenants. Employee affirms that Employee has received a copy of the American Electric Power Executive Severance Plan, as amended, a copy of which is attached hereto as Exhibit B (the “Plan”) and shall comply with the provisions in Article VI, during and after the Employee’s employment with the Company.

10.No Admission of Liability. Employee understands that the Company believes that Employee has no valid claim against the Company and that this Agreement is being offered to give Employee a source of income and benefits while she attempts to obtain other employment. The fact that this Agreement is offered to the Employee in the first place will not be understood as an indication that the Company believes that Employee has been injured, discriminated against, or treated unlawfully in any respect.

11.Protected Activity. (a) Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages her from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, or public safety concern to the U.S. Nuclear Regulatory Commission (NRC) or the U.S. Department of Labor (DOL). Employee further understands and acknowledges that the provisions of this Agreement are not intended to restrict her communication with, or full cooperation in, proceedings or investigations by any agency relating to nuclear regulatory or

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safety issues. Employee understands that nothing in the Agreement waives her right to file a claim with the DOL pursuant to Section 211 of the Energy Reorganization Act, but the Employee expressly waives her right to recover any and all damages or other equitable relief, including, but not limited to reinstatement, back pay, front pay, compensatory damages, attorney fees or costs, that may be awarded to the Employee by the DOL as a result of such a claim.

(b) Nothing in this Agreement (including but not limited to the release and waiver of claims and the confidentiality, cooperation, non-disparagement, return of property and any other limiting provisions) (1) affects or limits Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act (where Employee is age 40 or older) or (2) prevents Employee from filing a charge or complaint with, from communicating with or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, the Internal Revenue Service, the Department of Justice or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. This Agreement does not limit any right Employee may have, where eligible, to receive an award from a government agency (and not the Company) for information provided to the government agency.

12.Re-employment. Employee agrees and understands that she will not seek re-employment with the Company, and that this Agreement shall act as a complete defense to any claim of entitlement to employment or re-employment by the Company.

13.Entire Agreement. Employee and the Company acknowledge that this Agreement and the Plan contains the entire agreement and understanding of the parties and that no other representation or agreement of any kind whatsoever has been made to Employee by the Company or by any other person or entity to cause Employee to sign this Agreement.

14.Applicable Law. This Agreement shall be governed and interpreted in accordance with the laws of Ohio and applicable federal law.

15.Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Company and Employee agree that such determination shall not affect the other provisions and that all other provisions shall be enforced as if the invalid provision were not a part of this Agreement.

16.EMPLOYEE NOTICE: PLEASE READ CAREFULLY BEFORE SIGNING THIS SEVERANCE, RELEASE OF ALL CLAIMS AND NONCOMPETITION AGREEMENT.

You have twenty-one (21) calendar days within which to consider this Agreement. Should you sign the Agreement, you have the right to revoke it, in writing, for a period of seven (7) calendar days after you sign it. Any such revocation should be provided to Andy Carlin at arcarlin@aep.com. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired. However, if you sign this Agreement but do not exercise the right to revoke, this Agreement will immediately become a binding and enforceable contract.

You are advised to consult with an attorney prior to signing this Agreement. You may have rights or claims arising under the Age Discrimination in Employment Act and/or Older

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Workers Benefit Protection Act. If you work in West Virginia, you are further advised that the toll-free number of the West Virginia State Bar Association is 1-800-642-3617.

17.Capitalized Terms and Definitions. Unless specifically defined herein, capitalized terms in this Agreement shall have the definition used in the Plan. Employee acknowledges that she has received a copy of the Plan.

18.Conclusion. The parties have read the foregoing Severance, and Release of All Claims and Noncompetition Agreement and fully understand it. They now voluntarily sign this Agreement on the date indicated, signifying their agreement and willingness to be bound by its terms.

ANN P. KELLY     AMERICAN ELECTRIC POWER
    SERVICE CORPORATION

/s/ Ann P. Kelly        By /s/ Phillip R. Ulrich

    Name: Phillip R. Ulrich

    Title: Human Resources

Dated: 10/23/2023    Dated: 10/23/2023

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